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                                                                    EXHIBIT 99.1
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[LETTERHEAD OF VENTAS]


                                                     Contact: Debra A. Cafaro
                                                              President and CEO
                                                              (502) 357-9000

                VENTAS BOARD DECLARES DIVIDEND OF $0.62 PER SHARE

LOUISVILLE, KY, September 8, 2000 - Ventas, Inc. (NYSE:VTR) ("Ventas" or the "Company") announced today that its board of directors voted to pay a cash dividend of $0.62 per share, payable on September 28, 2000 to stockholders of record on September 18, 2000. This amount, when combined with the $0.39 per share dividend paid in February 1999, represents 95 percent of the Company's 1999 taxable income. This combined dividend enables Ventas to elect Real Estate Investment Trust ("REIT") status for the period beginning January 1, 1999 when it files its 1999 federal income tax return.

     "For more than a year we have stated our commitment to our stockholders to elect REIT status by paying a 1999 distribution that complies with REIT requirements, despite the uncertainties surrounding Vencor's restructuring," Ventas President and CEO Debra A. Cafaro said. "With the support of our board, we are able to meet that commitment."

     Ventas paid a 1999 first quarter dividend, but dividends for the remainder of the year were deferred as part of the Company's strategy to build its cash reserves during the reorganization discussions of its primary tenant, Vencor, Inc. (OTC/BB:VCRIQ) ("Vencor"). Vencor filed for bankruptcy protection on September 13, 1999.

     "Our stockholders have supported our strategy of deferring payment of normal quarterly dividends in order to conserve and increase our cash balances during this period of uncertainty to maintain liquidity and financial strength. We have appreciated their patience," Cafaro said. "But we also understand that our investors, like other REIT investors, view the dividend payment as an important part of their investment return. It is very satisfying to meet their expectations."

         Ventas also said that the amount of the total dividend ($1.01 per share) declared for 1999 should not be viewed as an indication of future dividend levels, which are likely to be lower. The Company intends to maintain its REIT status, which requires it to pay 95 percent of its taxable income as dividends. The payment of such minimum REIT dividends is contemplated under Ventas' long-term credit agreement. However, the Company is unable to predict the amount or timing of future dividends due to uncertainty over the restructuring of Vencor. Consistent with its previously announced position, Ventas said that it will not declare or pay a third quarter 2000 dividend at this time.



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                              VENCOR REORGANIZATION

     Negotiations surrounding the financial restructuring of Vencor and its anticipated emergence from bankruptcy are ongoing. Vencor has received an extension, until September 29, 2000, of the period during which it has the exclusive right to file a plan of reorganization.

     Ventas, Inc. is a real estate company whose properties include 45 hospitals, 218 nursing centers, and eight personal care facilities in 36 states.

     This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company's and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, ability to qualify as a real estate investment trust, plans and objectives of management for future operations and statements that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "could," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from the Company's expectations.

     Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company's filings with the Securities and Exchange Commission. Factors that may affect the plans or results of the Company include, without limitation, (a) the treatment of the Company's claims in the chapter 11 cases of its primary tenant, Vencor and certain of its affiliates (collectively referred to in this paragraph as "Vencor"), as well as certain of its other tenants, (b) the ability and willingness of Vencor to continue to meet and/or honor its obligations under the agreements the Company and Vencor entered into in connection with the 1998 spin off by the Company of Vencor (the "1998 Spin Off"), including, without limitation, the obligation to indemnify and defend the Company for all litigation and other claims relating to the health care operations and other assets and liabilities transferred to Vencor in the 1998 Spin Off, (c) the ability of Vencor and the Company's other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company's success in implementing its business strategy, (e) the nature and extent of future competition, (f) the extent of future health care reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company's operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) the results of the settlement discussions Vencor and the Company have been engaged in with the federal government seeking to resolve federal civil and administrative claims against them arising from the participation of Vencor facilities in various federal health benefit programs, (k) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (l) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, and to amend certain provisions of its credit agreement that would require the Company to repay substantially all of its indebtedness if Vencor does not emerge from bankruptcy by December 31, 2000, and (m) the ability of the Company to qualify as a real estate investment trust. Many of such factors are beyond the control of the Company and its management.


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